Exhibit 2.1

AGREEMENT OF MERGER

This AGREEMENT OF MERGER, dated as of December 15, 2014 (the “Agreement”), is entered into by and among Joseph T. Ryerson & Son, Inc., a Delaware corporation (“JTR”) and Ryerson Inc., a Delaware corporation (“Ryerson”).

RECITALS

WHEREAS, JTR is a wholly-owned subsidiary of Ryerson;

WHEREAS, Ryerson is a direct wholly-owned subsidiary of Ryerson Holding Corporation, a Delaware corporation (the “Parent”), and JTR is an indirect wholly-owned subsidiary of the Parent;

WHEREAS, the Parent desires to undertake a restructure of certain of its subsidiaries, including each of the parties to this Agreement (the “Restructure”);

WHEREAS, it is contemplated that Ryerson will merge with and into JTR, with JTR being the surviving entity (the “Merger”);

WHEREAS, (i) the Parent has declared the Merger advisable and in its best interests as sole stockholder of Ryerson, (ii) Ryerson has declared the Merger advisable and in its best interest as sole stockholder of JTR, and (iii) the board of directors of each of JTR and Ryerson have declared the Merger advisable and in the best interests of their respective corporations; and

WHEREAS, it is intended that the Merger qualify as a tax free reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Merger. Subject to and in accordance with the provisions of this Agreement, at the Effective Time (as defined in Section 2 hereof), Ryerson shall be merged with and into JTR, whereupon the separate existence of Ryerson shall cease, and JTR shall be the surviving entity (the “Surviving Entity”) in the Merger. The Surviving Entity shall, in accordance with Section 253 of the Delaware General Corporation Law, succeed by operation of law, without other transfer or action, to all of the rights, title, interests and property of Ryerson, and shall assume all debts, obligations and liabilities of Ryerson as if the Surviving Entity had itself incurred such debts, obligations and liabilities.

2. Effective Time. The Merger shall become effective as of December 17, 2014 at 9:00 A.M. Eastern Standard Time (the “Effective Time”).

3. Cancellation of Securities. At the Effective Time, all of the issued and outstanding shares of capital stock of Ryerson, by virtue of the Merger and without any action on the part of the Parent, shall be automatically cancelled and extinguished, and the Parent will be issued, on a pro rata basis, shares of stock of the Surviving Entity.

4. Address of Surviving Entity. The street address of the Surviving Entity’s principal place of business is 227 West Monroe Street, 27th Floor, Chicago, IL, 60606, United States.

5. Certificate of Incorporation. The Certificate of Incorporation of JTR, as in effect immediately prior to the Effective Time, will continue as the Certificate of Incorporation of the Surviving Entity.

6. Bylaws. The bylaws of JTR, as in effect immediately prior to the Effective Time, will continue as the bylaws of the Surviving Entity.

7. Directors and Officers of the Surviving Entity. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, the directors and officers of JTR immediately prior to the Effective Time shall be the members of the board of directors and officers of the Surviving Entity.

8. Entire Agreement: Amendment. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, if any, of the parties. No provision of this Agreement may be amended or modified prior to the Effective Time unless such amendment or modification is in writing and executed by the parties hereto.

9. Miscellaneous.

(a) If, at any time from and after the Effective Time, the Surviving Entity shall consider or be advised that any further assignment or assurance in law is necessary or desirable to vest in the Surviving Entity the title to any property or rights of Ryerson, the officers of the Surviving Entity are hereby authorized, in the name of Ryerson, to execute and make all such proper assignments and assurances in law, and to do all other things necessary or proper to vest such property or rights in the Surviving Entity and otherwise carry out the purposes of this Agreement.

(b) The Surviving Entity shall assume and pay all expenses incurred in connection with the transactions contemplated by this Agreement not theretofore paid by the respective parties.

(c) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(d) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

JOSEPH T. RYERSON & SON, INC., a Delaware corporation

By:	/s/ Kenneth Owens
Name:	Kenneth Owens
Title:	Assistant Treasurer

RYERSON INC., a Delaware corporation

By:	/s/ Hans Weinburger
Name:	Hans Weinburger
Title:	Assistant Secretary

SIGNATURE PAGE TO AGREEMENT OF MERGER